Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Employment Agreement”), dated January 19, 2026 is entered into by and between The Simply Good Foods Company, a Delaware corporation (the “Company”), and Joseph E. Scalzo, in his individual capacity (“Executive”). The “Effective Date” of this Employment Agreement shall be January 19, 2026.

WHEREAS, the Company desires to employ Executive as its Chief Executive Officer and President and wishes to be assured of Executive’s services on the terms and conditions hereinafter set forth; and

WHEREAS, Executive desires to be employed by the Company as its Chief Executive Officer and President and to perform and to serve the Company on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

SECTION 1. TERM OF EMPLOYMENT

Subject to the terms and conditions set forth in this Employment Agreement, the Company agrees to employ Executive and Executive agrees to be employed by the Company for an initial term of two years, starting on the Effective Date and ending on the second anniversary of such date (the “Initial Term”). Unless Executive and the Company mutually agree in writing to extend the Initial Term, the term of this Employment Agreement will expire at the end of the Initial Term. For the avoidance of doubt, the termination of Executive’s employment at or after the end of the Initial Term (or any extended term) shall not be considered to be a termination by the Company without Cause. The employment term described in this SECTION 1 is referred to in this Employment Agreement as the “Term.” Executive’s primary place of employment shall be at the Company’s corporate headquarters in Denver, Colorado, provided that Executive understands and agrees that Executive will be required to travel from time to time for business purposes.

SECTION 2. POSITION AND DUTIES AND RESPONSIBILITIES

(a)            Position. Executive shall be the Chief Executive Officer and President of the Company. Executive shall report to the Board of Directors of the Company (the “Board”).

(b)            Duties and Responsibilities. During the Term, Executive shall serve as the Chief Executive Officer and President of the Company and shall devote all of Executive’s business time, skill and energies to promote the interests of the Company and to serve such positions with the Company as may be reasonably assigned by the Board and which are consistent with the title of Chief Executive Officer and President of the Company. Executive shall undertake to perform all of Executive’s duties and responsibilities for the Company and any current and/or future entity that is controlled by the Company or any of its subsidiaries in good faith and on a full-time basis and shall at all times act in good faith in the course of Executive’s employment under this Employment Agreement in the best interests of the Company and its subsidiaries. The parties

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acknowledge that Executive currently serves on the boards of Harvest Hill Beverage Company, TreeHouse Foods, Inc., and Freshpet, Inc., for-profit corporations. Executive may continue such board service and manage his personal investments to the extent that such activities do not interfere, individually or in the aggregate, with Executive’s duties under this Employment Agreement. For the avoidance of doubt, Executive may serve on additional boards only with the Board’s prior written approval.

(c)            Board of Directors. The Board shall take such action as may be necessary to appoint or elect Executive as a member of the Board promptly following the occurrence of the 2026 Annual Meeting of Stockholders . Thereafter, during the Term, the Board shall nominate Executive for re-election as a member of the Board at the expiration of the then current term; provided that the foregoing nomination shall not be required to the extent prohibited by legal or regulatory requirements.

SECTION 3. COMPENSATION AND BENEFITS

(a)            Base Salary. Executive’s base salary shall be $1,100,000 per year (the “Base Salary”), starting as of the Effective Date, which Base Salary is (i) payable in installments, in accordance with the Company’s standard payroll practices and policies for senior executives, (ii) subject to such withholding and other taxes as required by law or as otherwise permissible under such practices or policies and (iii) subject to increase (but not decrease) in the Board’s discretion.

(b)            Employee Benefit Plans. Executive is eligible to participate in the employee benefit plans, programs and policies maintained by the Company for its senior executives generally, in accordance with the terms and conditions of such plans, programs and policies as in effect from time to time.

(c)            Annual Bonus. Executive will be eligible to receive an annual bonus (“Annual Bonus”) under the Company’s annual bonus plan as may be in effect from time to time, with a target bonus opportunity of 150% of Base Salary (the “Target Bonus”), and with the actual Annual Bonus based upon the attainment of one or more pre-established performance goals established by the Board (or a committee thereof) in its sole discretion. For FY2026, the Annual Bonus shall be prorated to reflect the portion of the year during which Executive was employed by the Company. Executive must be actively employed by the Company at the time of payment to be eligible to receive payment in respect of an Annual Bonus.

(d)            Equity Awards. In connection with, and as an inducement for, Executive’s commencement of employment with the Company, the Company shall grant Executive options to purchase 2.0 million shares of Company common stock (the “Initial Option”) subject to the terms and conditions set forth in an award agreement (the “Initial Option Award Agreement”) to be provided to Executive, which terms and conditions will be consistent with the Company’s 2017 Omnibus Incentive Plan, as amended (the “2017 Plan”) or its successor equity compensation plan, as applicable, (together with the 2017 Plan, the “Incentive Plan”). The Initial Option will have an eight (8) year term, an exercise price equal to the fair market value of a share of Company common stock as of the grant date (which will equal the closing sales price of a share of Company common stock as of the grant date and, if the grant date is not a trading day, the closing price of a sale of

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common stock on the most recently preceding trading day), and a vesting commencement date of the Effective Date. The Initial Options will vest over a three-year period, with one-third vesting on each of the first three anniversaries of the grant date of the Initial Options, subject to Executive’s continued employment through each applicable vesting date, except as set forth in SECTION 4(c). Unless otherwise determined by the Board, or an authorized committee thereof, Executive will not participate in the Company annual equity grant program for fiscal years 2026 and 2027, but may be considered to receive other long-term incentive awards (which may include, without limitation, restricted stock units, performance stock units, and options) under any applicable plan adopted or maintained by the Company during the Term for which its senior executives are generally eligible. The level of Executive’s participation in any such plan, if any, shall be determined in the sole discretion of the Board, or an authorized committee thereof, from time to time.

(e)            Paid Time Off. Full-time, exempt employees are eligible for paid time off under the Company’s Flexible Time Off Policy. As an exempt employee, Executive does not accrue or have set limited vacation time. Employees have personal freedom and flexibility to take time off when they are sick or when they need to recharge to operate at peak performance in accordance with the Company’s policy.

(f)            Business Expenses. Executive shall be reimbursed for reasonable and appropriate business expenses incurred and appropriately documented in connection with the performance of Executive’s duties and responsibilities under this Employment Agreement in accordance with the Company’s expense reimbursement policies and procedures for its senior executives. In connection with required business travel, Executive shall be permitted to travel either business class or first class.

SECTION 4. TERMINATION OF EMPLOYMENT AND SEVERANCE

(a)            Right of Termination. The Company shall have the right to terminate Executive’s employment at any time, and Executive shall have the right to resign at any time, subject to the obligations and conditions contained herein.

(b)            Payments upon Termination. Upon termination of Executive’s employment with the Company for any reason, the Company shall pay to Executive on his last day of employment with the Company all Base Salary earned by Executive through his last day of employment, any earned and payable (but as of yet unpaid) Annual Bonus for the previous year and any unreimbursed business expenses properly incurred and submitted by Executive in accordance with SECTION 3(f).

(c)            Severance.

(i)	Qualifying Termination not within 90 days before, on or within 12 months following a Change in Control. If Executive’s employment hereunder is terminated without Cause or (B) Executive resigns for Good Reason, (each, a “Qualifying Termination”) not within 90 days before, on or within 12 months following a Change in Control (as defined in the Severance Plan (as defined below)), then, subject to SECTION 4(e) and SECTION 6(b) below,

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upon Executive’s Termination of Employment (as defined below), the Company shall (in lieu of any other severance benefits under any of the Company employee benefit plans, programs or policies, including the Severance Plan): (x) pay to Executive a pro-rated portion of Target Bonus (with the proration based on the number of days Executive was employed with the Company during such fiscal year), which will be paid on the same date on which annual bonuses are paid to other executives of the Company (the “Pro-Rata Bonus”); (y) continue to pay Executive’s Base Salary at the time of such Termination of Employment for the remainder of the Initial Term; and (z) allow the Initial Option to continue to vest in accordance with its original schedule and remain outstanding until the Initial Option’s expiration date, notwithstanding Executive’s termination of employment (collectively, the “Qualifying Termination Option Treatment”).

(ii)	Qualifying Termination within 90 days before, on or within 12 months following a Change in Control. Executive will be eligible to participate in the severance programs made available to other senior executives of the Company from time to time, subject to SECTION 4(e) below, the terms of the applicable plan documents, and generally applicable Company policies, including The Simply Good Foods Company Third Amended and Restated Executive Severance Compensation Plan, dated as of May 23, 2025, as amended from time to time (the “Severance Plan”). For the purposes of the Severance Plan, Executive will be considered a Tier I Participant; provided, however, that notwithstanding anything to the contrary in the Severance Plan:

A.	For purposes of SECTION 5.1(a) of the Severance Plan, the total “Cash Severance” amount paid to Executive in connection with a termination of Executive’s employment by the Company without Cause or by Executive for Good Reason shall be made in a lump sum amount.

B.	The terms “Cause” and “Good Reason” shall have the meanings set forth in this Employment Agreement.

(iii)	Retirement. If Executive voluntarily resigns from his employment where the applicable Termination of Employment occurs on or after the expiration date of the Initial Term (a “Retirement Termination”), Executive will be (x) entitled to the Qualifying Termination Option Treatment in respect of the Initial Option; and (y) eligible to participate in the retirement benefit programs made available to other senior executives of the Company from time to time, subject to the terms of the applicable plan documents and generally applicable Company policies, other than the Company’s Policy Regarding Treatment of Awards in the Event of an Awardee’s Retirement, dated as of April 16, 2024, as amended from time to time (the “Retirement Policy”).

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(iv)	Executive waives Executive’s rights, if any, to have the payments provided for under this SECTION 4(c) taken into account in computing any other benefits payable to, or on behalf of, Executive by the Company.

(d)            Termination by the Company for Cause or by Executive other than for Good Reason or a Retirement Termination.

(i)	The Company shall have the right to terminate Executive’s employment at any time for Cause, and Executive shall have the right to resign at any time with or without Good Reason.

(ii)	If Executive’s employment is terminated for Cause or Executive resigns other than (x) for Good Reason or (y) a Retirement Termination, the Company’s only obligation to Executive under this Employment Agreement (except as provided under SECTION 4(i)) shall be to make the payments required under SECTION 4(b).

(e)            Release. The Company shall have no obligation to make or provide any severance payments or benefits under SECTION 4(c) if (A) Executive violates any of the material provisions of SECTION 5 of this Employment Agreement (with SECTION 5(e) deemed material), or (B) Executive does not execute and deliver (without revoking) to the Company a general release in the form attached to this Employment Agreement as Exhibit A (as the form may be updated from time to time, the “Release”) following Executive’s Termination of Employment. The severance payments described in SECTION 4(c) shall commence within the sixty (60) day period following Executive’s Termination of Employment, provided Executive executes the Release and the Release becomes effective and irrevocable within such sixty (60) day period, and provided, further, that if such sixty (60) day period begins in one calendar year and ends in a second calendar year, such payments shall be made or shall commence in the second calendar year.

(f)            Cause. “Cause” shall exist if Executive (i) is convicted of, or pleads guilty or nolo contendere to, a felony or, (ii) (a) engages in gross neglect or willful misconduct with respect to his duties and responsibilities hereunder; (b) materially breaches any of Executive’s fiduciary duties to the Company or any of its Affiliates; (c) otherwise materially breaches in any material respect any provision of this Employment Agreement or any other agreement between Executive and the Company or any of its Affiliates; (d) engages in any activity or behavior, including substance abuse, that is or could reasonably be expected to be harmful in any material respect to the property, business, goodwill, or reputation of the Company or any of its Affiliates; or (e) commits theft, larceny, embezzlement, or fraud; provided, however, that Executive may not be terminated for “Cause” unless (x) in respect of any event described in clause (i) above, the Board provides Executive with reasonable advance written notice to Executive of its intent to terminate Executive for Cause, (y) in respect of any event described in clause (ii) above, the Company provides Executive written notice of the basis for which the Board believes Cause exists and an opportunity to bring legal counsel to a meeting with the Board to review and address the allegations of Cause, and (z) in respect of any of the events described in clause (ii)(c) above or, to the extent

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the Board reasonably and in good faith determines that the applicable activity or behavior is curable, in respect of any of the events described in clauses (ii)(a) or (b), Executive fails to cure any such breach, activity or behavior to the good faith satisfaction of the Board within 10 business days after Executive’s receipt of written notice of the breach, activity or behavior (provided, further, that Executive shall only be entitled to one such opportunity to cure under this Employment Agreement). Executive shall not be subject to a for Cause termination solely on the basis of poor performance or as a result of following the direction of the Board or the Executive Chairman or Vice Chairman of the Board or for acting or not acting on the advice of counsel to the Company.

(g)            Good Reason. “Good Reason” means, without the express prior written consent of Executive, (i) a material reduction of Executive’s position, duties, and responsibilities with the Company from those in effect as of the date of this Employment Agreement, provided, that the Company’s transition of Executive’s position, duties and responsibilities to a new Chief Executive Officer following Executive’s notice to the Company of his intent to retire or resign will not constitute Good Reason so long as Executive continues to have executive officer-level responsibilities, (ii) Executive ceasing to report to the Board (or, following a Change in Control, not reporting to the Board of the ultimate parent of the Company), (iii) Executive ceasing to be the Chief Executive Officer of a public company after a Change in Control; (iv) the Company’s failure to take commercially reasonable best efforts to nominate Executive to the Board (unless such nomination is prohibited by legal or regulatory requirements), (v) a reduction by the Company of Executive’s Base Salary provided in SECTION 3(a) of this Employment Agreement, (vi) a reduction by the Company of Executive’s Target Bonus provided in SECTION 3(c) of this Employment Agreement, (vii) the Company’s material breach of this Employment Agreement, or (viii) the Company’s requiring Executive to move his primary place of employment more than fifty (50) miles from his primary place of employment as of the Effective Date (provided, that, Executive will not have Good Reason under this clause (viii), if the Company relocates its headquarters without relocating Executive’s primary place of employment, even if such relocation increases the amount of Executive’s business travel); provided, however, that no act or omission described in clauses (i) through (viii) shall be treated as “Good Reason” under this Employment Agreement unless (1) Executive delivers to the Company a written statement of the basis for Executive’s belief that Good Reason exists, (2) Executive gives the Company thirty (30) days after the delivery of such statement to cure the basis for such belief, and (3) Executive actually resigns during the ten (10) day period which begins immediately after the end of such thirty (30) day period if Good Reason continues to exist after the end of such thirty (30) day period.

(h)            Termination of Employment. “Termination of Employment” means the date on which Executive’s “separation from service” occurs within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended.

(i)            Termination for Disability or Death.

(i)	Disability. The Company may terminate the Term and Executive’s employment, if Executive is unable substantially to perform Executive’s duties and responsibilities hereunder to the full extent required by the Board by reason of a Permanent Disability, as defined below. Executive shall upon his Termination of Employment by reason of a Permanent Disability, be

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entitled to the following: (i) a prorated portion of the Target Bonus for the year in which such Permanent Disability occurs (with the proration based on the number of days Executive was employed with the Company during such fiscal year), paid within thirty (30) days following such Termination of Employment; (ii) any other amounts earned, accrued or owing but not yet paid, which amounts shall be paid within thirty (30) days following such Termination of Employment; and (iii) continued participation, in accordance with the terms of such plans, in those employee welfare benefit plans in which Executive was participating on the date of termination which, by their terms, permit a former employee to participate. In such event, the Company shall have no further liability or obligation to Executive for compensation under this Employment Agreement. Executive agrees, in the event of a dispute under this SECTION 4(i)(i), to submit to a physical examination by a licensed physician selected by the Board. For purposes of this Employment Agreement, “Permanent Disability” has the same meaning as for purposes of the Company’s permanent disability insurance policies which now or hereafter cover the permanent disability of Executive or, in absence of such policies, means the inability of Executive to work in a customary day-to-day capacity for six (6) consecutive months or for six (6) months within a twelve (12) month period, as determined by the Board.

(ii)	Death. The Term and Executive’s employment with the Company shall terminate in the event of Executive’s death. In such event, the Company shall pay to Executive’s executors, legal representatives or administrators, as applicable, a prorated portion of the Target Bonus for the year in which such death occurs (with the proration based on the number of days Executive was employed with the Company during such year), paid within thirty (30) days following such Termination of Employment. In addition, Executive’s estate shall be entitled upon Executive’s death to (i) any other amounts earned, accrued or owing but not yet paid, which amounts shall be paid within thirty (30) days following such Termination of Employment; and (ii) any other benefits to which Executive is entitled in accordance with the terms of the applicable plans and programs of the Company. The Company shall have no further liability or obligation under this Employment Agreement to Executive’s executors, legal representatives, administrators, heirs or assigns or any other person claiming under or through Executive.

(j)            Benefits at Termination of Employment. Executive will have, upon termination of his employment, the right to receive any benefits payable under the Company’s employee benefit plans, programs and policies that Executive otherwise has a nonforfeitable right to receive under the terms of such plans, programs and policies (other than severance benefits), independent of Executive’s rights under this Employment Agreement.

(k)            Other Obligations. Upon any termination of Executive’s employment with the Company, Executive shall be deemed to have tendered his resignation from the Board and any other position as an officer, director or fiduciary of any Company-related entity.

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SECTION 5. COVENANTS BY EXECUTIVE

(a)            The Company’s Property.

(i)	Executive, upon the termination of Executive’s employment for any reason or, if earlier, upon the Company’s request, shall promptly return all Property (as defined below) that had been entrusted or made available to Executive by the Company or any of its subsidiaries; provided, that, Executive may retain his contacts, calendars and personal correspondence and any compensation information reasonably needed for tax preparation purposes.

(ii)	The term “Property” means all records, files, memoranda, reports, price lists, customer lists, drawings, plans, sketches, keys, codes, computer hardware and software and other property of any kind or description prepared, used or possessed by Executive during Executive’s employment with the Company or any of subsidiaries (and any duplicates of any such property) together with any and all information, ideas, concepts, discoveries, and inventions and the like conceived, made, developed or acquired at any time by Executive individually or with others during Executive’s employment that relate to the business, products or services of the Company or any of its subsidiaries.

(b)            Trade Secrets.

(i)	Executive agrees that Executive will hold in a fiduciary capacity for the benefit of the Company and its subsidiaries and will not directly or indirectly use or disclose, other than when required to do so in good faith to perform Executive’s duties and responsibilities, any Trade Secret (as defined below) that Executive may have acquired during the term of Executive’s employment with the Company or any of its subsidiaries for so long as such information remains a Trade Secret, unless Executive is required to do so by a lawful order of a court of competent jurisdiction, any governmental authority, or agency, or any recognized subpoena; provided, however, that before making any disclosure of a Trade Secret pursuant to a such an order or subpoena, Executive will provide notice of such order or subpoena to the Company to permit the Company to challenge such order or subpoena if the Company, in its sole discretion and at its expense, desires to challenge such order or subpoena or to seek a protective order preventing further disclosure of the Trade Secret. Pursuant to 18 U.S.C. § 1833(b), Executive will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a Trade Secret that (A) is made (x) in confidence to a Federal, State, or local government official, either directly or indirectly, or to Executive’s attorney and (y) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If Executive files a lawsuit for retaliation by the

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Company or any of its subsidiaries for reporting a suspected violation of law, Executive may disclose the Trade Secret to Executive’s attorney and use the Trade Secret information in the court proceeding, if Executive files any document containing the Trade Secret under seal and does not disclose the Trade Secret except under court order. Nothing in this Employment Agreement is intended to conflict with 18 U.S.C. § I 833(b) or create liability for disclosures of Trade Secrets that are expressly allowed by such section.

(ii)	The term “Trade Secret” means information, without regard to form, including technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers that are not commonly known or available to the public and which information (A) derives economic value, actual or potential, from not being generally known to, and not being generally readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use and (B) is the subject of reasonable efforts by the Company or any of its subsidiaries to maintain its secrecy.

(iii)	This SECTION 5(b) and SECTION 5(c) are intended to provide rights to the Company and its subsidiaries that are in addition to, not in lieu of, those rights the Company and its subsidiaries have under the common law or applicable statutes for the protection of trade secrets and Confidential Information.

(c)	Confidential Information.

(i)	Executive while employed by the Company or any of its subsidiaries and after termination of such employment for any reason shall, for so long as the information remains Confidential Information, hold in a fiduciary capacity for the benefit of the Company and its subsidiaries and shall not directly or indirectly use or disclose, other than when required to do so in good faith to perform Executive’s duties and responsibilities, any Confidential Information (as defined below) that Executive may have acquired (whether or not developed or compiled by Executive and whether or not Executive is authorized to have access to such information) during the term of, and in the course of, or as a result of Executive’s employment with the Company or any of its subsidiaries, unless Executive is required to do so by a lawful order of a court of competent jurisdiction, any governmental authority, or agency, or any recognized subpoena; provided, however, that before making any disclosure of a Confidential Information pursuant to a such an order or subpoena, Executive will provide notice of such order or subpoena to the Company to permit the Company to challenge such order or subpoena if the Company, in its sole discretion and at its

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expense, desires to challenge such order or subpoena or to seek a protective order preventing further disclosure of the Confidential Information.

(ii)	The term “Confidential Information” means any secret, confidential or proprietary information possessed by the Company or any of its subsidiaries relating to their respective businesses that is or has been disclosed to Executive or of which Executive becomes aware as a consequence of or through Executive’s relationship with the Company or any of its subsidiaries, and is not generally known to the competitors of the Company or any of its subsidiaries, including customer lists, details of client or consultant contracts, the terms and conditions of this Employment Agreement, current and anticipated customer requirements, pricing policies, price lists, market studies, business plans, licensing strategies, advertising campaigns, operational methods, marketing plans or strategies, product development techniques or flaws, computer software programs (including object code and source code), data and documentation, data base technologies, systems, structures and architectures, inventions and ideas, past, current and planned research and development, compilations, devices, methods, techniques, processes, financial information and data, employee compensation information, business acquisition plans and new personnel acquisition plans, which are not otherwise included in the definition of a Trade Secret under this Employment Agreement. Confidential Information shall not include any information that has been voluntarily disclosed to the public by the Company or any of its subsidiaries (except where such public disclosure has been made by Executive without authorization) or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means.

(iii)	Nothing in this Employment Agreement shall prohibit or restrict the Company or its Affiliates, Executive or their respective attorneys from: (A) making any disclosure of relevant and necessary information or documents in any action, investigation, or proceeding relating to this Employment Agreement or any other litigation between the Company or its Affiliates and Executive, or as required by law or legal process, including with respect to possible violations of law; (B) participating, cooperating, or testifying in any action, investigation, or proceeding with, or providing information to, any governmental agency or legislative body, any self-regulatory organization, and/or pursuant to the Sarbanes-Oxley Act; or (C) accepting any U.S. Securities and Exchange Commission awards. In addition, nothing in this Employment Agreement prohibits or restricts the Company or its Affiliates or Executive from initiating communications with, or responding to any inquiry from, any regulatory or supervisory authority regarding any good faith concerns about possible violations of law or regulation.

(d)          Ownership of Work Product.

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(i)	Executive acknowledges and agrees that Executive will be employed with the Company, and may also be employed with one or more of its subsidiaries, in positions that could provide the opportunity for conceiving and/or reducing to practice developments, discoveries, methods, processes, designs, inventions, ideas, or improvements (hereinafter collectively called “Work Product”). Accordingly, Executive agrees to promptly report and disclose to the Company in writing all Work Product conceived, made, implemented, or reduced to practice by Executive, whether alone or acting with others, during Executive’s employment with the Company or any of its subsidiaries. Executive acknowledges and agrees that all Work Product is the sole and exclusive property of the Company. Executive agrees to assign, and hereby automatically assigns, without further consideration, to the Company any and all rights, title, and interest in and to all Work Product; provided, however, that this SECTION 5(d)(i) shall not apply to any Work Product for which no equipment, supplies, facilities, or trade secret information of the Company or any of its subsidiaries was used and that was developed entirely on Executive’s own time, unless the Work Product (A) relates directly or indirectly to the business of the Company or any of its subsidiaries or any such entity’s actual or demonstrably anticipated research or development, or (B) results from any work performed by Executive for the Company or any of its subsidiaries. The Company and its subsidiaries, together with their respective successors and assigns, shall have the right to obtain and hold in their respective own names copyright registrations, trademark registrations, patents and any other protection available to the Work Product.

(ii)	Executive agrees to perform, upon the reasonable request of the Company, such further acts as may be reasonably necessary or desirable to transfer, perfect, and defend the Company’s and its subsidiaries’ ownership of the Work Product, including (A) executing, acknowledging and delivering any requested affidavits and documents of assignment and conveyance, (B) assisting in the preparation, prosecution, procurement, maintenance and enforcement of all copyrights and/or patents with respect to the Work Product in any countries, (C) providing testimony in connection with any proceeding affecting the right, title or interest of the Company and its subsidiaries in any Work Product, and (D) performing any other acts deemed necessary or desirable to carry out the purposes of this Employment Agreement. The Company shall reimburse all reasonable out-of-pocket expenses incurred by Executive at the Company’s request in connection with the foregoing.

(e)           Non-Competition; Non-Solicitation.

(i)	While employed by the Company or any of its subsidiaries and for twenty-four (24) months following termination of Executive’s employment for any reason, Executive will not, whether as an employee, consultant, advisor, independent contractor, or in any other capacity, provide services to any

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Competing Business in the Territory. For purposes of this Employment Agreement, the term “Territory” means the United States, and the term “Competing Business” means: (i) the weight loss industry, (ii) the diet care set of the health and beauty category within the food, drug, mass and specialty retail channels, (iii) snacking, and (iv) any business that competes with the Company or any of its subsidiaries or engages in any other material business in which the Company or any of its subsidiaries is engaged during the Term or in which it or they have taken material steps to engage with Executive’s knowledge, on or prior to Executive’s Termination of Employment. Executive acknowledges and agrees that the Territory identified in this SECTION 5(e)(i) is the geographic area in or as to which he is expected to perform services or have responsibilities for the Company and its Affiliates by being actively engaged as a member of the Company’s management team as Chief Executive Officer and President during his employment with the Company.

(ii)	The foregoing restrictions shall not be construed to prohibit (A) Executive from working for a corporation or private equity firm that competes with the Competing Business, so long as (x) Executive does not engage in the sector that competes with the Competing Business and (y) the Competitive Business does not constitute more than 10% of the corporation’s or private equity firm’s business by gross revenue, or (B) the ownership by Executive of less than one percent (1%) of any class of securities of any company which is a Competing Business having a class of securities registered pursuant to the Securities Exchange Act of 1934, as amended (or through an investment in any mutual, private equity or hedge fund or similar pooled investment vehicle); provided that such ownership represents a passive investment and that neither Executive nor any group of persons including Executive in any way, either directly or indirectly, manages or exercises control of any such company, guarantees any of its financial obligations, consults with, advises, or otherwise takes any part in its business, other than exercising Executive’s rights as a shareholder, or seeks to do any of the foregoing.

(iii)	While employed with the Company or any of its subsidiaries and for twenty-four (24) months following termination of Executive’s employment for any reason, Executive shall not, on his own behalf or on behalf of any person, firm, partnership, association, corporation or business organization, entity or enterprise, directly or indirectly, hire, or solicit or attempt to solicit any officer, employee or independent contractor, consultant or advisor of the Company or its direct or indirect subsidiaries with whom Executive had contact in the course of Executive’s employment with the Company to terminate or reduce his or her employment or business relationship with the Company or its direct or indirect subsidiaries and shall not assist any other person or entity in such a solicitation. This clause (iii) shall not prohibit

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Executive from providing a reference at the request of any individual or entity referenced above.

(f)            Non-Disparagement. Executive will not make any statement, written or verbal, to any person or entity, including in any forum or media, or take any action, in disparagement of the Company or any of its direct or indirect subsidiaries, the Board, or any of their respective current, former or future affiliates (solely to the extent Executive has (or could reasonably be expected to have) knowledge that an entity is an affiliate), or any current, former or future shareholders, partners, managers, members, officers, directors, or employees of any of the foregoing (solely to the extent Executive has (or could reasonably be expected to have) knowledge thereof) (each, a “Company Party”), including negative references to or about any Company Party’s services, policies, practices, documents, methods of doing business, strategies, objectives, shareholders, partners, managers, members, officers, directors, or employees, or take any other action that may disparage any Company Party to the general public and/or any Company Party’s officers, directors, employees, clients, suppliers, investors, potential investors, business partners or potential business partners. The Company will instruct its executive officers and directors not to make any statement, written or verbal, to any person or entity, including in any forum or media, or take any action, in disparagement of Executive. Notwithstanding anything to the contrary in the foregoing, the foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings), and the foregoing limitation on the Company’s executives and directors (including Executive) shall not be violated by statements that they in good faith believe are necessary or appropriate to make in connection with performing their duties and obligations to the Company.

(g)           Cooperation. Executive will cooperate with all reasonable requests by the Company (or any of its Affiliates) for assistance in connection with any investigation or legal proceedings involving the Company (or any of its Affiliates, to the extent Executive was involved with any such Affiliate while employed hereunder), including by providing truthful testimony in person in any such legal proceedings without having to be subpoenaed. Such cooperation shall be at reasonable times and locations and shall be reasonably subject to Executive’s personal and business commitments and shall not require Executive to cooperate against his own legal interests. Executive shall be reimbursed for any reasonable expenses incurred in connection with such cooperation including travel (at the level provided to Executive during his employment) and reasonable legal fees in the event Executive determines that it is necessary for him to engage independent counsel; provided, that, the Company shall have the opportunity to reasonably pre-approve such expenses.

(h)           Reasonable and Continuing Obligations. Executive agrees that Executive’s obligations under this SECTION 5 are obligations that will continue beyond the date Executive’s employment with the Company and its subsidiaries terminates, regardless of the reason for such termination, and that such obligations are reasonable and necessary to protect the legitimate business interests of the Company and its subsidiaries. In addition, the Company shall have the right to take such other action as such entity deems necessary or appropriate to compel compliance with the provisions of this SECTION 5, including seeking injunctive relief.

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(i)            Remedy for Breach. Executive agrees that the remedies at law of the Company and its subsidiaries for any actual or threatened breach by Executive of the covenants in this SECTION 5 would be inadequate and that the Company and its subsidiaries shall be entitled to specific performance of the covenants in this SECTION 5, including entry of an ex parte, temporary restraining order in state or federal court, preliminary and permanent injunctive relief against activities in violation of this SECTION 5, or both, or other appropriate judicial remedy, writ or order, in addition to any damages and legal expenses that the Company and its subsidiaries may be legally entitled to recover. Executive acknowledges and agrees that the covenants in this SECTION 5 shall be construed as agreements independent of any other provision of this or any other agreement between the Company or any of its subsidiaries and Executive, and that the existence of any claim or cause of action by Executive against the Company or any of its subsidiaries, whether predicated upon this Employment Agreement or any other agreement, shall not constitute a defense to the enforcement by the Company or any of its subsidiaries of such covenants.

SECTION 6. SECTION 409A COMPLIANCE

(a)           The Company and Executive agree that this Employment Agreement will be administered and interpreted in good faith in a manner which is intended to minimize the risk that Executive will be subject to tax under Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to any payments to be made or benefits to be provided to Executive by the Company pursuant to the terms of this Employment Agreement, and the Company and Executive agree to cooperate fully and in good faith with one another to seek to minimize such risk.

(b)          Notwithstanding any other provision of this Employment Agreement, no payments shall be made and no benefits shall be provided under this Employment Agreement as a result of Executive’s termination of employment unless Executive has a “separation from service” within the meaning of Section 409A in connection with such termination of employment, and Executive and the Company acknowledge and agree that a “separation from service” may come before, after or coincide with any such termination of employment and that the payments otherwise to be made at a termination of employment and that the benefits otherwise to be provided at a termination of employment shall only be made or provided at the time of the related “separation from service”. Furthermore, Executive and the Company acknowledge and agree that all or any part of any payment to be made or benefit to be provided to Executive during the 6 month and 1 day period which starts on the date Executive has a “separation from service” (other than by reason of Executive’s death) shall be delayed and then paid (in a lump sum without interest) or provided (without interest) on the first business day which comes 6 months and 1 day after the date of Executive’s “separation from service” if the Company acting in good faith determines that (1) Executive is a “specified employee” within in the meaning of Section 409A and (ii) making such payment or providing such benefit during such 6 month and 1 day period would put Executive at risk for any taxes or penalties under Section 409A.

(c)          With respect to items eligible for reimbursement under the terms of this Employment Agreement, (i) the amount of such expenses eligible for reimbursement, or in-kind benefits provided, in any taxable year shall not affect the expenses eligible for reimbursement, or

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in-kind benefits to be provided, in another taxable year, (ii) no reimbursement or in-kind benefit may be exchanged or liquidated for another payment or benefit, and (iii) any reimbursements of expenses shall be made as soon as practicable under the circumstances but in any event no later than the end of the calendar year following the calendar in which the related expenses were incurred.

(d)          The Company and Executive intend that each installment of payments and benefits provided under this Employment Agreement shall be treated as a separate identified payment for purposes of Section 409A, and that neither the Company nor Executive shall have the right to accelerate or defer the delivery of any such payments or benefits if a determination is made in good faith that any such acceleration or deferral would present a risk that Executive would be subject to any tax under Section 409A.

(e)           Executive acknowledges and agrees that nothing in this Employment Agreement shall be construed as a covenant by the Company that no payment will be made or benefit will be provided under this Employment Agreement which will be subject to taxation under Section 409A or as a guarantee or indemnity by the Company for the tax consequences to the payments and benefits called for under this Employment Agreement including any tax consequences under Section 409A. Finally, Executive agrees that Executive shall be the only person responsible for paying all taxes due with respect to such payments and benefits.

SECTION 7. SECTION 280G

(a)            Best-Net Cutback. Notwithstanding any other provision of this Employment Agreement or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company or its affiliates to Executive or for Executive’s benefit pursuant to the terms of this Employment Agreement or otherwise (“Covered Payments”) constitute parachute payments (“Parachute Payments”) within the meaning of Section 280G of the Code and would, but for this SECTION 7 be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then prior to making the Covered Payments, a calculation shall be made comparing (i) the Net Benefit (as defined below) to Executive of the Covered Payments after payment of the Excise Tax to (ii) the Net Benefit to Executive if the Covered Payments are limited to the extent necessary to avoid being subject to the Excise Tax. Only if the amount calculated under (i) above is less than the amount under (ii) above will the Covered Payments be reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax (that amount, the “Reduced Amount”). “Net Benefit” shall mean the present value of the Covered Payments net of all federal, state, local, foreign income, employment and excise taxes.

(b)            Method of Reduction. The Covered Payments shall be reduced in a manner that maximizes Executive’s economic position. In applying this principle, the reduction shall be made in a manner consistent with the requirements of Section 409A of the Code, and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero.

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(c)            Determination. Any determination required under this SECTION 7, including whether any payments or benefits are parachute payments, shall be made in the sole discretion of an independent accounting firm selected and paid for by the Company using reasonable assumptions on Executive’s tax rates (as determined by such accounting firm). Executive shall provide the Company with such information and documents as the Company and such accounting firm may reasonably request in order to make a determination under this SECTION 7. The parties shall cooperate to the extent necessary to reduce the Excise Tax, including determining “reasonable compensation” under Sections 280G and 4999 of the Code (which may involve the valuation of Executive’s non-compete obligations). The accounting firm’s determination shall be final and binding on Executive and the Company absent manifest error.

SECTION 8. INSURANCE AND INDEMNIFICATION

(a)            Insurance. The Company shall cover Executive under its directors’ and officers’ liability insurance both during and, while potential liability exists, after the Term in the same amount and to the same extent as the Company covers its other executive officers and directors.

(b)            Indemnification. The Company hereby agrees to indemnify Executive and hold Executive harmless to the extent provided under the By-Laws of the Company (and at the same level as it covers its other executive officers and directors) against and in respect of any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorney’s fees), losses, and damages resulting from Executive’s good faith performance of Executive’s duties and obligations with the Company. This obligation shall survive the termination of Executive’s employment with the Company.

SECTION 9. MISCELLANEOUS

(a)            Notices. All Notices and all other communications which are required to be given under this Employment Agreement must be in writing and shall be deemed to have been duly given when (i) personally delivered, (ii) mailed by United States registered or certified mail postage prepaid, (iii) sent via a nationally recognized overnight courier service, (iv) sent via facsimile to the recipient, or (v) sent via e-mail to the recipient, in each case as follows:

If to the Company:	The Simply Good Foods Company 1225 17th Street, Suite 1000 Denver, CO 80202 Attn: Chief Legal Officer
If to Executive:	Joseph E. Scalzo Last address in books and records of the Company

with a copy to:	Michael S. Katzke Katzke Miller & Morgenbesser LLP 1345 Avenue of the Americas, 11th Fl. New York, NY 10105

or such other address or addresses as either party hereto shall have designated by notice in writing to the other party hereto.

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(b)          No Waiver. Except for any notice required to be given under this Employment Agreement, no failure by either the Company or Executive at any time to give notice of any breach by the other of, or to require compliance with, any condition or provision of this Employment Agreement shall be deemed a waiver of any provisions or conditions of this Employment Agreement.

(c)           Applicable Law. This Employment Agreement shall be governed by the laws of the State of Delaware (except to the extent that its choice of law provisions would call for the application of the law of another jurisdiction).

(d)          Other Agreements. This Employment Agreement replaces and merges any and all previous agreements and understandings regarding all the terms and conditions of Executive’s employment relationship with the Company and this Employment Agreement constitutes the entire agreement of the Company and Executive with respect to such terms and conditions, and all such agreements and understandings shall be superseded hereby. Executive acknowledges that Executive is not obligated under any contract or other agreement that would conflict with Executive’s obligations under this Employment Agreement and Executive’s ability to perform Executive’s duties and responsibilities under this Employment Agreement upon commencement of and during the Term.

(e)           Amendment. No amendment to this Employment Agreement shall be effective unless it is both: (i) agreed to and signed by Executive and (ii) read and approved by the Board.

(f)            Invalidity. If any part of this Employment Agreement is held by a court of competent jurisdiction to be invalid or otherwise unenforceable, the remaining part shall be unaffected and shall continue in full force and effect, and the invalid or otherwise unenforceable part shall be deemed not to be part of this Employment Agreement. If any court construes any provision or portion of this Employment Agreement to be unenforceable because of the scope or duration of such provision, it is the intention of the parties that the court reduce or reform the scope or duration to its greatest enforceable level.

(g)           Arbitration. The Company and Executive shall have the right to obtain from a court an injunction or other equitable relief arising out of Executive’s breach of the provisions of SECTION 5 of this Employment Agreement. However, any other controversy or claim arising out of or relating to this Employment Agreement, any alleged breach of this Employment Agreement, or Executive’s employment with the Company or the termination of such employment, including any claim as to arbitrability or any claims for any alleged discrimination, harassment, or retaliation in violation of any federal, state or local law, shall be settled by binding arbitration in Arapahoe County, Colorado in accordance with the rules of the American Arbitration Association then applicable to employment-related disputes and any judgment upon any award, which may include an award of damages, may be entered in the state or federal court having jurisdiction over such award.

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(h)           Costs of Enforcement. In the event of a dispute or action to enforce the terms of this Employment Agreement, each party hereto shall bear its own costs and expenses incurred in connection therewith, including all attorneys’ fees.

(i)            Clawback Provisions. Executive’s incentive-based compensation shall be subject to the provisions of any applicable clawback policies or procedures adopted by the Company, which clawback policies or procedures may provide for forfeiture, repurchase and/or recoupment of such incentive-based compensation to the extent required by applicable law or any applicable securities exchange listing standards, or as otherwise reasonably determined by the Company in a manner consistent for all executive officers. Notwithstanding any provision of this Employment Agreement to the contrary, the Company reserves the right, without Executive’s consent, to amend or adopt any such clawback policies and procedures for all executive officers, including such policies and procedures applicable to this Employment Agreement with retroactive effect.

(j)            Assignment. This Employment Agreement may not be assigned by Executive. This Employment Agreement may be assigned by the Company, without Executive’s consent, to (1) any affiliate of the Company (so long as the Company or such affiliate remains liable for any amounts due hereunder), or (2) any other successor in interest to the Company’s business and assets (whether by merger, sale of assets, contribution of assets or otherwise). This Employment Agreement shall be binding on and inure to the benefit of the Company and its successors and assigns.

(k)          Interpretation. As used in this Employment Agreement, the word “including” means “including, without limitation” in each instance.

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IN WITNESS WHEREOF, the Company and Executive have executed this Employment Agreement in multiple originals to be effective on the Effective Date.

THE SIMPLY GOOD FOODS COMPANY		EXECUTIVE
By:	/s/ Timothy R. Kraft	/s/ Joseph E. Scalzo
Name:	Timothy R. Kraft	Joseph E. Scalzo
Title:	Chief Legal and Corporate Development Officer
Date: 1/19/2026		Date: 1/19/2026